     EXHIBIT 11.1

                    INTEGRAL SYSTEMS INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE

                                                Three Months Ended                         Six Months Ended
                                                     March 31,                                 March 31,
Basic:                                        1999               1998                   1999               1998
                                         ---------------    ---------------        ---------------     --------------
Weighted average number of
common shares                                 5,910,394          5,781,836              5,857,499          5,762,786

Net income                               $      828,226     $      517,582         $    1,285,167      $     791,205

Earnings per share                       $         0.14     $         0.09         $          .22      $         .14

Diluted:

Weighted average number of                    6,283,722          6,216,684              6,289,785          6,132,469
common shares

Net income                               $      828,226     $      517,582         $    1,285,167      $     791,205

Earnings per share                       $         0.13     $         0.08         $          .20      $         .13

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